UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2010

NUCOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-4119	13-1860817
(Commission File Number)	(IRS Employer Identification No.)

1915 Rexford Road, Charlotte, North Carolina	28211
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 366-7000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On September 15, 2010, Nucor Corporation (the “Corporation”) announced that it has selected St. James Parish, Louisiana as the site where it will construct a $750 million iron making facility after the required environmental permits have been issued. The 2,500,000 tons per year capacity facility will use direct reduction technology to convert natural gas and iron ore pellets into direct reduced iron. The Corporation will use the direct reduced iron, together with recycled scrap steel, in its steel mills to produce steel products such as sheet, plate and special bar quality steel.

The Corporation expects to incur approximately $600 million of additional long term debt in connection with the issuance by a political subdivision of the State of Louisiana of Gulf Opportunity Zone Bonds before the end of the current fiscal year to fund the major portion of the capital costs of this new facility. Gulf Opportunity Zone Bonds are a special category of exempt facility bonds that Congress authorized in the Gulf Opportunity Zone Act of 2005 to support the rebuilding of local and regional economies in designated parts of the states located on the Gulf of Mexico that were devastated by Katrina and other hurricanes of 2005. Interest on these bonds is exempt in most instances from both federal and state income taxes and is not subject to the alternative minimum tax.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUCOR CORPORATION

Date: September 15, 2010	By:	/s/ James D. Frias
James D. Frias
Chief Financial Officer, Treasurer and
Executive Vice President

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